Exhibit 99.1
Contact: Greg Nulty, Corporate Communications / Office: 724 720 1465
Tollgrade Communications Acquired by Golden Gate Capital
Cranberry Twp., Pennsylvania — May 10, 2011 — Tollgrade Communications, Inc. (Nasdaq: TLGD) today announced the closing of its previously announced sale to Golden Gate Capital, a global private equity firm. The transaction was completed in accordance with the terms of a merger agreement, which was announced in February 2011 and approved by Tollgrade shareholders at a special meeting held last week. In connection with the transaction, Tollgrade’s shares will cease to be publicly traded.
Tollgrade is a leading provider of network service assurance solutions for telecommunications operators in the United States and Europe and is a market leader in the broadband access market, with approximately 112 employees around the globe. Tollgrade’s smart grid solutions for the utilities industry enable electric utilities to provide real-time grid intelligence and immediate fault detection, which helps to minimize the impact of outages and optimize utilization of assets.
“We are very pleased that we successfully finalized this transaction with Golden Gate Capital. It is an exciting day and an important milestone for Tollgrade, and we are looking forward to further developing our market presence and serving our customers even better by enhancing our product portfolio,” said Ed Kennedy, CEO and president of Tollgrade Communications. “Backed by the strength of Golden Gate Capital, Tollgrade will continue to drive its leading technological position in three key sectors: managed services, communications and smart grid.”
Golden Gate Capital is a San Francisco-based private equity firm with more than $9 billion of capital under management. The multi-sector fund has equity investments in companies across a broad range of industries, including a rich background and growing presence in the telecommunications and smart grid space.
“We are excited to partner with Tollgrade’s existing management team to pursue a variety of growth opportunities from such a stable and proven base of business,” said John Knoll, managing director of Golden Gate Capital. “With the support of Golden Gate’s resources and deep industry expertise, Tollgrade can continue to build upon its leading technologies and products to better serve its customers. We are delighted to have Tollgrade join our portfolio.”
About Tollgrade
Tollgrade Communications, Inc. (NASDAQ:TLGD) is a leading provider of network assurance solutions for the telecommunications and utilities industries. Our real-time Smart Grid Monitoring solutions allow utility customers to continuously detect key circuit parameters, and communicate mission critical data wirelessly to a central location to provide Continuous Grid Intelligence™. Tollgrade telecommunication products and solutions enable communication service providers to efficiently manage their access networks in an age of increased competition, continually evolving technology, and ongoing pressure to reduce costs. Installed in more than 70 of the world’s telecommunications operators, Tollgrade systems test over 250 million subscriber lines worldwide. For more information, visit Tollgrade online at www.tollgrade.com.
TOLLGRADE COMMUNICATIONS, INC. 3120 Unionville Road, Suite 400 Cranberry Township, PA 16066 www.tollgrade.com

About Golden Gate Capital
Golden Gate Capital is a San Francisco-based private investment firm with approximately $9 billion of capital under its management. The firm’s charter is to partner with world-class management teams to make equity investments in situations where there is a demonstrable opportunity to significantly enhance a company’s value. The principals of Golden Gate have a long and successful history of investing with management partners across a wide range of industries and transaction types, including going-privates, corporate divestitures, leveraged buyouts and recapitalizations. For additional information, visit www.goldengatecap.com.